Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Rob Lockerman	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300
866 759 8686

Unum Group Reports Third Quarter 2011 Results

CHATTANOOGA, Tenn. (November 1, 2011) - Unum Group (NYSE: UNM) today reported net income of $205.6 million ($0.69 per diluted common share) for the third quarter of 2011, compared to net income of $220.8 million ($0.68 per diluted common share) for the third quarter of 2010.
Included in the results for the third quarter of 2011 are net realized after-tax investment losses of $15.9 million ($0.05 per diluted common share), compared to net realized after-tax investment gains of $0.9 million (less than $0.01 per diluted common share) in the third quarter of 2010. Net realized after-tax investment losses for the third quarter of 2011 include an after-tax loss of $21.8 million resulting from changes in the fair value of an embedded derivative in a modified coinsurance contract, compared to an after-tax gain of $1.1 million in the third quarter of 2010.
Adjusting for these items, income on an after-tax basis was $221.5 million ($0.74 per diluted common share) in the third quarter of 2011, compared to $219.9 million ($0.68 per diluted common share) in the third quarter of 2010.
“I am pleased that despite the pressures in our businesses, especially in the UK, our earnings per share grew by nine percent this quarter,” said Thomas R. Watjen, president and chief executive officer. “We continue to see good growth opportunities in many of our target markets, and our solid capital position has enabled us to aggressively repurchase stock at attractive prices.  Looking ahead, the combination of weak employment growth and low interest rates will continue to create challenges for us, but I'm confident we are well-positioned to continue to produce solid financial results.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
In the following discussions of the Company's operating segment results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.
Unum US Segment
Unum US reported operating income of $219.5 million in the third quarter of 2011, an increase of 7.2 percent from $204.7 million in the third quarter of 2010. Premium income for the segment increased 1.3 percent to $1,226.5 million in the third quarter of 2011; premium income in the third quarter of 2010 was $1,210.6 million.
Within the Unum US operating segment, the group disability line of business reported operating income of $72.1 million in the third quarter of 2011, compared to operating income of $77.8 million in the third quarter of 2010. The 7.3 percent decrease in operating income was driven by a decline in premium income and an increase in the benefit ratio for the third quarter of 2011 to 85.5 percent, compared to 84.6 percent in the third quarter of 2010. The higher benefit ratio resulted from a higher level of paid incidence for both long-term and short-term disability, as well as a decrease in the discount rate for group long-term disability new claim incurrals. Premium income in group disability declined 0.9 percent to $508.9 million in the third quarter of 2011, compared to $513.6 million in the third quarter of 2010. Ongoing price competition, along with challenging economic conditions which negatively impact the growth of employment levels and wages and the Company's continued commitment to disciplined pricing, renewals, and risk selection, were contributing factors to the decline in premium income. Sales of fully insured group long-term disability products in the third quarter of 2011 increased 4.3 percent to $22.0 million, compared to $21.1 million in the third quarter of 2010. Sales of fully insured group short-term disability products increased 7.8 percent to $12.4 million in the third quarter of 2011, compared to $11.5 million in the third quarter of 2010. Premium persistency in the group long-term disability line of business was 90.1 percent through the first three quarters of 2011, compared to 90.2 percent through the first three quarters of 2010. Case persistency for this line was 88.7 percent through the first three quarters of 2011, compared to 88.4 percent through the first three quarters of 2010. Premium persistency in the group short-term disability line of business was 90.2 percent through the first three quarters of 2011, compared to 89.1 percent through the first three quarters of 2010. Case persistency for the short-term disability line was 87.8 percent through the first three quarters of 2011, compared to 87.2 percent through the first three quarters of 2010.
The group life and accidental death and dismemberment line of business reported a 0.6 percent increase in operating income to $53.1 million in the third quarter of 2011, compared to $52.8 million in the third quarter of 2010. Premium income for this line of business increased 1.8 percent to $305.3 million in the third quarter of 2011, compared to $300.0 million in the third quarter of 2010, reflecting higher sales, partially offset by lower premium persistency. The benefit ratio in the third quarter of 2011 was 70.2 percent, compared to 70.4

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

percent in the third quarter of 2010. Sales of group life and accidental death and dismemberment products increased 2.6 percent in the third quarter of 2011 to $27.8 million from $27.1 million in the third quarter of 2010. Premium persistency in the group life line of business was 87.7 percent through the first three quarters of 2011, compared to 91.8 percent through the first three quarters of 2010. Case persistency in the group life line of business through the first three quarters of 2011, at 88.5 percent, was up slightly from 88.3 percent through the first three quarters of 2010.
The Unum US supplemental and voluntary line of business reported a 27.3 percent increase in operating income to $94.3 million in the third quarter of 2011, compared to $74.1 million in the third quarter of 2010. The increase is primarily attributable to increased operating income in the voluntary benefits and individual disability - recently issued lines of business which was partly offset by lower income in the long-term care line of business. Premium income for this line of business increased 3.9 percent to $412.3 million in the third quarter of 2011, compared to $397.0 million in the third quarter of 2010, primarily reflecting higher sales in the voluntary benefits line of business. The interest adjusted loss ratio for the individual disability - recently issued line of business in the third quarter of 2011 declined to 30.7 percent from 33.8 percent in the third quarter of 2010 due to favorable claims performance. The interest adjusted loss ratio for long-term care increased to 86.0 percent in the third quarter of 2011 from 80.9 percent in the third quarter of 2010 due primarily to an increase in active life reserves as a result of continued high persistency levels as well as an increase in claim incidence rates. The benefit ratio for voluntary benefits decreased to 50.3 percent in the third quarter of 2011 from 54.6 percent in the third quarter of 2010 due primarily to a lower average paid claim size for voluntary life and lower paid incidence and prevalence rates for voluntary disability. Relative to the third quarter of 2010, sales in the voluntary benefits line of business increased 15.7 percent in the third quarter of 2011 to $42.7 million.
Unum UK Segment
Unum UK reported operating income of $34.9 million in the third quarter of 2011, a decrease of 26.1 percent from $47.2 million in the third quarter of 2010. In local currency, operating income for the third quarter of 2011 decreased 28.6 percent, to £21.7 million from £30.4 million in the third quarter of 2010.
The benefit ratio in the third quarter of 2011 was 78.8 percent, compared to 66.9 percent in the comparable quarter in 2010. The higher benefit ratio in the third quarter of 2011 resulted from unfavorable risk experience in group long-term disability due primarily to an increase in the average size and severity of new claims in the third quarter of 2011 relative to the third quarter of 2010.
Premium income increased 8.7 percent to $175.5 million in the third quarter of 2011, compared to $161.4 million in the third quarter of 2010. In local currency, premium income increased 4.8 percent to £109.1 million in the third quarter of 2011, compared to £104.1 million in the third quarter of 2010. Persistency in the group long-term disability line of business was 87.1 percent through the first three quarters of 2011, compared to 91.2 percent through the first three quarters of 2010. Persistency in the group life line of business was 88.7 percent through the first three quarters of 2011, compared to 92.5 percent through the first three quarters of

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

2010. Sales decreased 28.0 percent to $21.3 million in the third quarter of 2011, compared to $29.6 million in the third quarter of 2010. In local currency, sales for the third quarter of 2011 decreased 30.4 percent to £13.3 million, compared to £19.1 million in the third quarter of 2010.
Colonial Life Segment
Colonial Life reported a 5.6 percent decrease in operating income to $70.3 million in the third quarter of 2011, compared to $74.5 million in the third quarter of 2010. Increased premium income and higher net investment income were more than offset by a higher benefit ratio in the quarter.
The benefit ratio in the third quarter of 2011 was 52.6 percent, compared to 49.9 percent for the same period in 2010. Accident, sickness, and disability risk results were less favorable compared to the same period of 2010 due to a higher level of incurred claims in the accident product line. Risk results for the cancer and critical illness line of business were less favorable due to an increased level of cancer claims coming from an older block of cancer products. These results were partly offset by favorable risk results in the life line of business.
Premium income for the third quarter of 2011 increased 5.3 percent to $283.7 million, compared to $269.3 million in the third quarter of 2010. Sales increased 3.6 percent to $83.2 million in the third quarter of 2011 from $80.3 million in the third quarter of 2010, primarily due to an increase in new account sales and sales in the core commercial market, partially offset by a decrease in public sector and large case commercial sales. The number of new accounts decreased 1.8 percent in the third quarter of 2011 compared to the third quarter of 2010, while average weekly producers increased 2.8 percent compared to the third quarter of 2010.
Individual Disability - Closed Block Segment
The Individual Disability - Closed Block segment reported operating income of $14.0 million in the third quarter of 2011, compared to $9.8 million in the third quarter of 2010, primarily reflecting lower operating expenses and a decline in the interest adjusted loss ratio, which more than offset a decline in both premium income and net investment income due to the expected run-off of this block of closed business.  Premium income declined 5.8 percent to $196.4 million in the third quarter of 2011 compared to $208.5 million in the third quarter of 2010. The interest adjusted loss ratio for the segment was 84.9 percent in the third quarter of 2011, compared to 85.5 percent in the third quarter of 2010, reflecting favorable mortality experience.
Corporate and Other Segment
The Corporate and Other segment reported an operating loss of $21.5 million in the third quarter of 2011, compared to a loss of $10.8 million in the third quarter of 2010. The increased operating loss was driven primarily by lower net investment income resulting from lower short-term interest rates and investments in low-income housing tax credit partnerships. The negative impact on net investment income from the increased level of investments in low-income housing tax credit partnerships is offset by a lower income tax rate due to the tax benefits recognized as a result of these investments.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION
Shares Outstanding
The Company's average number of shares outstanding, assuming dilution, was 299.2 million for the third quarter of 2011, compared to 324.5 million for the third quarter of 2010. Shares outstanding totaled 292.3 million at September 30, 2011. During the third quarter of 2011, the Company repurchased approximately 11.1 million shares at a cost of $250.2 million. Through the first three quarters of 2011, the Company repurchased approximately 25.4 million shares at a cost of $619.9 million. At September 30, 2011, the Company had $524.7 million remaining under its $1.0 billion share repurchase authorization.
Capital Management
At September 30, 2011, the weighted average risk-based capital for the Company's traditional US insurance companies was approximately 396 percent; leverage was 21.2 percent; and cash and marketable securities in the holding companies equaled $647 million.
Leverage is measured as total debt to total capital, which the Company defines as debt plus stockholders' equity, excluding the net unrealized gain or loss on securities and the net gain or loss on cash flow hedges. Leverage also excludes the non-recourse debt and associated capital of Tailwind Holdings, LLC and Northwind Holdings, LLC and the short-term debt arising from securities lending agreements.
Book Value
Book value per common share as of September 30, 2011 was $32.36, compared to $28.08 at September 30, 2010.
Outlook
The Company continues to anticipate growth in after-tax operating income per share for full year 2011 to be in the range of six percent to twelve percent, including the effect of expected share repurchases.

NON-GAAP RECONCILIATION
The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. The Company believes operating income or loss, excluding realized investment gains and losses, which may be recurring, is a better performance measure and a better indicator of the profitability and underlying trends in its business. Realized investment gains and losses are primarily dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company's underlying business. The Company believes leverage excluding the non-recourse debt of Northwind and Tailwind, the short-term debt arising from securities lending agreements, and the unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, is an important measure. For reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Wednesday, November 2, 2011 at 9:00 A.M. (Eastern Time) to discuss the results of operations for the third quarter. Topics may include forward-looking information such as the Company's outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 811-5445 for U.S. and Canada (pass code 4920554). For international, the dial-in number is (913) 312-0407 (pass code 4920554). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company's website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Wednesday, November 9, 2011. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 4920554.
In conjunction with today's earnings announcement, the Company's Statistical Supplement for the third quarter of 2011 is available on the “Investors” section of the Company's website.

ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, and planned share repurchases, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (3) sustained periods of low interest rates; (4) changes in claim incidence, recovery rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of claims management operations, and changes in government programs; (5) fluctuation in insurance reserve liabilities; (6) investment results, including but not limited to, realized investment losses resulting from defaults, contractual terms of derivative contracts, and impairments that differ from our assumptions and historical experience; (7) the lack of appropriate investments in the market which can be acquired to match our liability cash flows and duration; (8) changes in interest rates, credit spreads, and securities prices; (9) increased competition from other insurers and financial services companies due to

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

industry consolidation or other factors; (10) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, and consumer confidence; (11) changes in accounting standards, practices, or policies; (12) changes in our financial strength and credit ratings; (13) rating agency actions, state insurance department market conduct examinations and other inquiries, other governmental investigations and actions, and negative media attention; (14) effectiveness in managing our operating risks and the implementation of operational improvements and strategic growth initiatives; (15) actual experience in pricing, underwriting, and reserving that deviates from our assumptions; (16) actual persistency and/or sales growth that is higher or lower than projected; (17) effectiveness of our risk management program; (18) the level and results of litigation; (19) currency exchange rates; (20) ability of our subsidiaries to pay dividends as a result of regulatory restrictions; (21) ability and willingness of reinsurers to meet their obligations; (22) changes in assumptions related to intangible assets such as deferred acquisition costs, value of business acquired, and goodwill; (23) events or consequences relating to political instability, terrorism, or acts of war, both domestic and foreign; and (24) ability to recover our systems and information in the event of a disaster or unanticipated event and to protect our systems and information from unauthorized access and deliberate attacks.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2010 and our subsequently filed Forms 10-Q. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

DIGEST OF EARNINGS

(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Operating Revenue by Segment	$2,569.5	$2,526.8	$7,685.5	$7,602.9
Net Realized Investment Gain (Loss)	(23.9)	1.1	(12.3)	(2.8)
Total Revenue	$2,545.6	$2,527.9	$7,673.2	$7,600.1

Operating Income by Segment	$317.2	$325.4	$973.8	$998.6
Net Realized Investment Gain (Loss)	(23.9)	1.1	(12.3)	(2.8)
Income Tax	87.7	105.7	300.7	335.5
Net Income	$205.6	$220.8	$660.8	$660.3

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.69	$0.68	$2.16	$2.01
Assuming Dilution	$0.69	$0.68	$2.15	$2.00

Weighted Average Common Shares - Basic (000s)	298,185.8	323,083.5	305,694.5	328,828.6
Weighted Average Common Shares - Assuming Dilution (000s)	299,172.9	324,467.0	306,918.4	330,173.1

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30
	2011		2010
	(in millions)	per share *	(in millions)	per share *
After-tax Operating Income	$221.5	$0.74	$219.9	$0.68
Net Realized Investment Gain (Loss), Net of Tax	(15.9)	(0.05)	0.9	—
Net Income	$205.6	$0.69	$220.8	$0.68

* Assuming Dilution

	September 30
	2011
	(in millions)
Debt, As Reported	$2,928.9
Exclude Non-recourse Debt and Securities Lending Agreements	992.4
Debt, As Adjusted	$1,936.5

Total Stockholders' Equity, As Reported	$9,460.1
Exclude Net Unrealized Gain on Securities and Net Gain on Cash Flow Hedges	1,306.7
Exclude Northwind and Tailwind Capital	936.4
	7,217.0
Debt, As Adjusted	1,936.5
Total Capital, As Adjusted	$9,153.5

Debt to Capital Ratio	21.2%

	September 30
	2011		2010
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,460.1	$32.36	$8,924.1	$28.08
Net Unrealized Gain on Securities	885.6	3.03	487.9	1.53
Net Gain on Cash Flow Hedges	421.1	1.44	413.0	1.30
Subtotal	8,153.4	27.89	8,023.2	25.25
Foreign Currency Translation Adjustment	(116.9)	(0.40)	(103.4)	(0.32)
Subtotal	8,270.3	28.29	8,126.6	25.57
Unrecognized Pension and Postretirement Benefit Costs	(303.6)	(1.04)	(303.7)	(0.96)
Total Stockholders' Equity, As Adjusted	$8,573.9	$29.33	$8,430.3	$26.53

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8